Exhibit 99

MedPro Safety Products, Inc. Releases 2011 Financial Results

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Reports on Progress and Recent Corporate Developments

Lexington, KY – February 27, 2012 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, today reported on its 2011 financial results, operational progress and recent corporate developments.

“We made substantial progress in 2011, establishing a solid market presence in blood collection products and laying the foundation to introduce drug delivery products that increase patient safety,” said Wm. Craig Turner, Chairman and CEO of MedPro. “We received our first royalty payments from our strategic medical products distribution partner on the sale of our Touch-Tube® blood collection device. Our efforts to bring additional innovative blood collection devices focused on passive safety features to market continue, including a fully automatic safety winged blood collection set that received FDA 510(k) market clearance in late 2010 and CE Mark approval in early 2011.”

“We believe we have a strong opportunity in the market for passive safety drug delivery devices,” Mr. Turner continued. “There is clear demand in the marketplace for pre-filled cartridges with fully-passive needlestick features for skin injection or IV delivery. MedPro has developed several drug delivery systems with unique safety features that we are aggressively marketing to potential partners.

“To ensure we have the infrastructure to support the anticipated growth, we also completed several important corporate initiatives during the year. We strengthened our management team, expanded the scope of our design and manufacturing management system, and stepped up our outreach to new partners and customers through expanded marketing efforts.”

Product and Corporate Initiatives

During 2011 and 2012 to-date, the Company made significant progress on a number of key operational initiatives, including:

•	Provided first production samples of the Company’s passive safety winged blood collection set for human use to its manufacturing and marketing partner.
•	Received ISO 13485 recertification of its management system for the design and manufacturing of medical devices. The Company expanded the scope of the certification to include the design and manufacture of fluid delivery systems to address its expanding product portfolio.
•	Moved to new, more efficient headquarter facilities to facilitate product development in a collaborative environment.
•	Launched updated, more user-friendly corporate website focused on expanded product line, specifically the Prefilled Passive Safety Syringe, the Prefilled IV Shuttle and the MedPro Passive Safety Hypodermic Syringe, in addition to the blood collection products for phlebotomy applications.

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•	Appointed two seasoned executives to key roles in finance and business development. George J. Kostas was named Executive Vice President for Finance, bringing a wealth of consulting, financial and capital raising experience with mid-market healthcare and life sciences companies. Peter Forceville was appointed Vice President for Business Development, Europe and Asia and has a strong background serving in executive positions in sales, marketing and business development in Europe.
•	Opened offices in New York City and Brussels to expand sales opportunities for MedPro products.
•	Presented at key industry conferences in the U.S. and Europe.

2011 Financial Overview

Royalty income in 2011 totaled $2.3 million. Royalty payments are based on minimum volume commitments. Royalties received from the sale of MedPro’s blood collection and infusion products are committed to pay principal and interest to holders of the $30 million Senior Secured Note Offering completed in September 2010. Direct costs to produce the royalties were $0.6 million resulting in a gross profit of approximately $1.7 million.

Operating expenses were $8.9 million, compared with $12.2 million in 2010. Royalty settlement expenses were down $0.6 million in 2011. Salaries (including share-based compensation) were $3.3 million less in 2011. Write downs of equipment and technology were $0.5 million less in 2011. Net increase in various other expenses totaled $1.1 million.

The Company reported a net loss for 2011 of $12.0 million, or $(0.93) per share, compared with a net loss of $15.5 million in 2010, or $(1.18) per share.

Cash, cash equivalents and restricted cash totaled $7.4 million at December 31, 2011, compared with $12.2 million at the end of 2010.

“We are excited about the outlook for MedPro. We have unique and innovative technologies in passive safety that the market is demanding, and the infrastructure is in place to actively pursue expansion opportunities. We are optimistic that the successful execution of our strategies for growth will enhance the valuation for our Company,” Mr. Turner concluded.

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners. MedPro’s products address multiple product categories within the medication delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  Unlike competitive products currently available on the market, MedPro’s products incorporate safety features that operate without user activation, and therefore require little or no clinician training to use.  The total global market opportunity for safer medication delivery and blood collection products is believed to be more than $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on the Company’s website (www.medprosafety.com).

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Safe Harbor Statement

This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:

Investor Contact:

Doug Sherk/Jenifer Kirtland

EVC Group

415-568-9349

Media Contact:

Christopher Gale

EVC Group

646-201-5431

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